Exhibit 10.30

December 3, 2013

Charles H. Abdalian, Jr.

62 Vaughn Hill Road

Bolton, MA 01740

Re:	Severance Agreement and Release

Dear Chuck:

This letter agreement (hereinafter the “Agreement”) confirms the terms of your separation from BG Medicine, Inc. (“BG Medicine” or “Company”). The consideration described below is contingent on your agreement to and compliance with the terms of this Agreement. The “Effective Date” of this Agreement shall be the eighth (8th) day following the day that you sign it, as described more fully in Section 12 below.

1. Employment Status; Final Payments and Benefits.

a. Your termination from employment with the Company shall be effective as of November 13, 2013 (the “Termination Date”). As of the Termination Date, your salary shall cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice shall terminate, except as required by federal or state law, or as otherwise described below.

b. The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company shall present you with information on COBRA under separate cover.

c. You acknowledge that, as of the Termination Date, you have been paid all wages earned but unpaid and have been paid for all vacation time accrued but unused as of the Termination Date.

d. You acknowledge that, as of the Termination Date, you are vested in a certain number of stock options in accordance with the terms and conditions of the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Stock Plan”), as amended, and the option agreements executed by you pursuant thereto (collectively, the “Option Agreements”), which Stock Plan and Option Agreements shall survive the signing of this Agreement pursuant to their respective terms. You explicitly acknowledge and agree that, following the Termination Date, you shall not have any right to vest in any stock options or other form of equity under the Stock Plan, the Option Agreements, or any other Company stock or stock option plan of whatever name or kind that you may have participated in or were eligible to participate in during your employment.

2. Consideration. In exchange for the mutual covenants set forth in this Agreement, and beginning as soon as practicable after the Effective Date of this Agreement, the Company agrees to provide you with the following consideration:

a. Severance Pay. Severance pay in the form of payments equal to nine (9) months of your base salary, less state, federal and/or local income and welfare taxes and any other mandatory deductions under applicable laws, paid in accordance with the Company’s payroll practices over a nine (9) month period following the Effective Date.

b. Health Insurance. If you elect to continue medical and dental insurance coverage after the Termination Date in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company shall pay your monthly premium payments, less the employee contribution, for nine (9) months following your Termination Date, on the same terms that such insurance plans are provided to persons currently employed by the Company. Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. All other benefits shall cease as of the Termination Date. You and the Company understand and acknowledge that Public Health Service Act section 2716 (imposing non-discrimination rules and requirements on fully-insured group health plans), once implemented, may cause the Company to incur penalties. Should this occur, the parties agree to renegotiate the requirement to provide subsidized COBRA coverage under the terms of this Section 2.b. so as to preserve the intent of the parties without running afoul of applicable law.

c. Consulting Engagement. The Company shall engage you as a consultant for a period of one (1) month following the Effective Date (the “Consulting Period”) on the following terms:

(i) You shall provide transition consulting services (the “Consulting Services”) for the Company upon the Company’s request. Your obligation to perform the Consulting Services shall be terminated at the conclusion of the consulting period.

(ii) The Company shall pay you in arrears a fee of $250.00 per hour for Consulting Services performed, payable within thirty (30) days following the Company’s receipt of an appropriate record regarding same as described herein. You shall communicate with Company, either via telephone, email, or in person at Company’s Waltham, Massachusetts office, on a regular basis or as requested by the Company. You shall maintain records of time spent providing the Consulting Services, which shall specify the times Consulting Services were provided and describe and summarize the work performed during such times. The Company retains the right, in its sole discretion, to withhold the consulting fee in the event that you fail to submit such records upon its request or if such records do not appropriately describe the Consulting Services performed.

(iii) You shall act solely as an independent contractor hereunder and conduct your operations as an independent contractor, and nothing in this section shall be construed to render you as an employee of the Company. The Company has no right to control or direct the details, manner or means by which you perform the Consulting Services. You understand and recognize that you shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose. The Company shall record payments to you on, and provide to you, an IRS Form 1099, and the Company shall not withhold any federal, state or local employment taxes on your behalf. You agree to pay all such taxes in a timely manner and as prescribed by law. You shall not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and you shall not be entitled to any benefits under any such policy or benefit plan, except as specifically provided for herein.

(iv) You shall indemnify and hold harmless the Company and its employees, officers and agents from and against any and all claims, demands, loss, damage or expense that arise as a result of your performance of or failure to perform the Consulting Services.

(v) You shall be free to provide professional consulting services to entities or individuals other than the Company, provided that you meet your service obligations to the Company as described herein, and further provided that you may not render services in a manner that violates your BG Medicine Non-Competition, Confidentiality and Intellectual Property Agreement (as described in Section 7 below).

You acknowledge and agree that the consideration provided herein is not otherwise due or owing to you under any Company policy or practice, nor is this consideration intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for such consideration and (i) your final wages, (ii) any accrued but unused vacation, and (iii) any documented and appropriate business expenses incurred prior to the Termination Date and properly submitted under Company policy (with such amounts described in (i)-(iii) to be paid to you in accordance with the Company’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, stock, stock options, equity, or any other form of compensation or benefit.

3. Release.

a. Release of Claims. In exchange for the payments and benefits described in Section 2, which are in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to:

(i) Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Termination Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), and any similar Massachusetts or other state or federal statute.

(ii) Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Termination Date) relating to wages, hours or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.

(iii) Claims under any Massachusetts (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv) Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Termination Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

(v) Any other Claim arising under other state or federal law.

You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

b. Release Limitation. Notwithstanding the foregoing, this section does not: (i) release Company from any obligation expressly set forth in this Agreement, (ii) act as a waiver or release of any claims that you cannot by law waive or release, (iii) prohibit you from challenging the validity of this release under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), from filing a charge or complaint of age discrimination with the federal Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. In addition, nothing in this release or this Agreement shall limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the ADEA or other laws, or seek recovery from you, to the extent permitted by law, of the consideration provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail on the merits of a claim under the ADEA or other laws.

c. Acknowledgment. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration being provided to you under the terms of this Agreement.

4. Rights and Claims Under the ADEA.

a. You have been informed that since you are 40 years of age or older, you have or might have specific rights and/or claims under the ADEA.

b. In consideration for the consideration described in Section 2, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to the date on which you sign this Agreement. Claims under the ADEA that arise after such date are not waived.

c. You have been advised by the Company of your right to consult with an attorney of your own choice prior to executing this Agreement. You acknowledge that you have not been subject to any undue or improper influence in the exercise of your free will in deciding whether to consult with counsel.

d. When you were presented with the original version of this Agreement on November 13, 2013, you were further advised that you have at least twenty-one (21) days within which to consider the Agreement. In addition, as described more fully in Section 12 below, if you choose to accept this Agreement then you also will have seven (7) days to revoke such acceptance if you choose to do so.

5. Indemnification. As a former officer of the Company, you shall be indemnified and held harmless for claims arising from your official acts at the Company, to the fullest extent authorized or permitted by the provisions of the Company’s certificate of incorporation and bylaws, the Delaware General Corporation Law, and any applicable directors’ and officers’ or other insurance policy (in accordance with the terms and conditions of such insurance policy).

6. Accord and Satisfaction. The payments set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

7. Confidentiality and Related Covenants. You hereby agree and acknowledge the following:

a. That within three (3) days following the Termination Date you shall return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, palm pilots and their equivalent, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You represent that you have not and shall not take by download or otherwise any Company Property. You agree that in the event that you discover any Company Property in your possession, whether in electronic form or otherwise, after the Termination Date, you shall immediately return such materials to the Company.

b. That all information relating in any way to the subject matter of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

c. That you shall not make any private or public (including to the print or electronic media) statements that are professionally or personally disparaging about, or adverse to, the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company, or engage in any conduct which is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees).

d. That the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any monies already paid to you pursuant to Section 2 of this Agreement.

Notwithstanding the foregoing, nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you shall use your best efforts to ensure that this section is complied with to the maximum extent possible. Further notwithstanding the foregoing, as stated in Section 3.b., nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless shall be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

8. Non-Competition and Confidentiality. All obligations and restrictive covenants as set forth in the Non-Competition, Confidentiality and Intellectual Property Agreement dated October 2012 between you and the Company (the “Confidentiality and Non-Competition Agreement”) shall survive the signing of this Agreement and remain in full force and effect pursuant to its terms. You hereby reaffirm your obligations to fully abide by the provisions of the Confidentiality and Non-Competition Agreement.

9. Company Confidentiality and Non-Disparagement. The Company agrees: (a) to direct those employees of the Company whom it must inform of the terms of this Agreement to hold this Agreement in confidence, and not to disclose any of its terms or provisions except as may be required to implement the terms of this Agreement, as may be required by law or legal process, to the extent necessary to enforce the terms of this Agreement, or to the extent necessary under applicable recordkeeping and accounting practices and requirements; and (b) to direct all such individuals to refrain from making any disparaging statement about you.

10. No Liability or Wrongdoing. Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, shall be construed to constitute, shall be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

11. General.

a. This Agreement, together with any agreements specifically stated herein as surviving, sets forth the complete and sole agreements between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company. Both this Agreement and the specifically-referenced surviving agreements shall remain in full force and effect in accordance with their respective terms.

b. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and the President of the Company. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

c. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

d. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in a state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

e. You represent that you have not been subject to any retaliation or any other form of adverse action by the Company Releasees for any action taken by you as an employee of the Company or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

f. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.

12. Effective Date. After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution. The Agreement shall not become effective or enforceable and no payments shall be made pursuant to this Agreement until this revocation period has expired (the “Effective Date”).

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to Stacie Rader, BG Medicine, Inc., 610N Lincoln Street, Waltham, MA 02451.

Very truly yours,

BG Medicine, Inc.

By:	/s/ Paul R. Sohmer
Paul Sohmer
Chief Executive Officer
BG Medicine, Inc.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT, AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Charles H. Abdalian, Jr.
Charles H. Abdalian, Jr.

December 3, 2013
Date

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